Exhibit 99.02

FOR IMMEDIATE RELEASE:	CONTACTS:

Mary Rose Brown (Media)
Senior Vice President, Corporate Communications
210-345-2314

Mark Meador (Investor Relations)
Senior Manager, Investor Relations
210-345-2895

Valero GP Holdings, LLC Closes Secondary Public Offering

SAN ANTONIO, Dec. 22, 2006—Valero GP Holdings, LLC (NYSE: VEH), the owner of the general partner of Valero L.P. (NYSE: VLI), announced today that it has closed its secondary public offering of 20,550,000 units representing limited liability company interests at a price of $21.62 per unit.  This offering includes the 2,680,435 unit option of the underwriters to purchase additional units, which the underwriters have exercised in full.  All of the units were sold by subsidiaries of Valero Energy Corporation (NYSE: VLO).  As a result, Valero GP Holdings, LLC did not receive any proceeds from this offering, and Valero Energy’s indirect ownership interest in Valero GP Holdings, LLC has been reduced to zero.

Lehman Brothers Inc., UBS Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers. In addition, acting as co-managers for the offering are Goldman, Sachs & Co., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Oppenheimer & Co. Inc. and Sanders Morris Harris Inc.

Valero GP Holdings, LLC is a publicly traded limited liability company that owns the 2 percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in Valero L.P., one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit Valero GP Holdings, LLC’s web site at www.valerogpholdings.com.

Valero L.P. is a publicly traded, limited partnership based in San Antonio, with 9,303 miles of pipeline, 86 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.